Exhibit 99.1

PRESS RELEASE Comcast Corporation 1500 Market St. Philadelphia, PA 19102 www.comcast.com

FOR IMMEDIATE RELEASE

Contact: Tim Fitzpatrick, 215-981-8515

JEFFREY A. HONICKMAN APPOINTED TO COMCAST BOARD OF DIRECTORS

Philadelphia (Monday, December 19, 2005) – Comcast Corporation (Nasdaq: CMCSA, CMCSK), the nation’s leading provider of cable, entertainment and communications products and services, announced today that Jeffrey A. Honickman has been appointed an independent director of Comcast Corporation.

Honickman, 48, is chief executive officer of an affiliated group of bottling and distribution companies which include the Pepsi-Cola Bottling Company of New York and the Canada Dry Bottling Company of New York.

Comcast Chairman and CEO Brian L. Roberts said, “Jeffrey is a respected and entrepreneurial business leader, and our board and shareholders will benefit from his insight and experience.”

Honickman’s appointment fills the vacancy created by the August death of Joseph L. Castle, II.  Independent directors constitute two-thirds, or eight of twelve members, of Comcast’s board. Honickman holds an MBA in Finance from Drexel University and a BS Degree in Accounting from George Washington University.  He resides in the Philadelphia area with his wife and their family.

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is the nation’s leading provider of cable, entertainment and communications products and services. With 21.4 million cable customers, 8.1 million high-speed Internet customers, and 1.2 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable networks and in the delivery of programming content.

The Company’s content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, OLN, G4, AZN Television, PBS KIDS Sprout, TV One and four regional Comcast SportsNets. The Company also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.